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FURTHER RESOLVED, that for and in consideration of his agreement to serve as a director of the Company, the Company shall issue to each of Aaron Stein and William Eric Seidel 50,000 shares of common stock of the Company;

FURTHER RESOLVED, that, for and in consideration of certain bona fide legal services provided by him to the Company during 2006 (which legal services were not in connection with the offer or sale of securities by the Company in a capital raising transaction and which legal services did not directly or indirectly promote or maintain a market for the Company’s securities), having an agreed value of $120,000, the Company shall issue to Gary D. Lipson 100,000 shares of common stock of the Company;

FURTHER RESOLVED, that, for and in consideration of certain bona fide accounting services provided by him to the Company during 2006 (which accounting services were not in connection with the offer or sale of securities by the Company in a capital raising transaction and which accounting services did not directly or indirectly promote or maintain a market for the Company’s securities), having an agreed value of $30,000, the Company shall issue to Darren Cioffi 25,000 shares of common stock of the Company;

FURTHER RESOLVED, that, for and in consideration of certain bona fide accounting services provided by her to the Company during 2006 (which accounting services were not in connection with the offer or sale of securities by the Company in a capital raising transaction and which accounting services did not directly or indirectly promote or maintain a market for the Company’s securities), having an agreed value of $30,000, the Company shall issue to Michele Wuestman 25,000 shares of common stock of the Company;

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